EXHIBIT 4.1

The stock certificates state:

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                              ADVANCED MEDIA, INC.
        AUTHORIZED CAPITAL STOCK 1,000 COMMON SATE NO PAR VALUE PER SHARE

         This Certifies that ______________ is the owner of _________ fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

         In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ___ day of ________ A.D.____________.

(The certificates bear a graphic of an eagle at the top center of each.)